EXHIBIT 10.1

                           MEMORANDUM OF UNDERSTANDING

      This Memorandum of Understanding (this "Memorandum") is entered into as of this 31st day of July, 2004, among DDS Technologies USA, Inc. ("DDS US"), Umberto Manola ("Manola"), Haras Engineering Corp. ("HEC"), High Speed Fragmentation B.V. ("HSF"), and Intel Trust S.A. ("Intel"). Each of DDS US, Manola, HEC, HSF and Intel are sometimes referred to herein as a "Party" and sometimes collectively referred to herein as "Parties."

      For the purposes of this Memorandum various other entities or persons may be involved with the transaction and they are as follows: Giancarlo Lo Fiego ("Lo Fiego"), Adriano Zapparoli ("Zapparoli"), and D.D.S. Technologies Ltd. ("DDS UK").

                                    RECITALS

         A. Manola is the inventor of the technology known as "dry disaggregation" (the "Technology") represented by patent no. 02425336-1 filed with the European Patent Office on May 28, 2002 (together will patents and patent applications filed anywhere else, the "Patent").

         B. On July 8, 2002, Manola, Lo Fiego, Giuseppe Perrotta and Shagen Holdings, S.A. entered into a Private Deed pursuant to which the parties agreed to form a company called D.D.S. Technologies Ltd. (UK) to which Manola would transfer all exploitation rights relative to the Patent. Manola owned 60% of the equity interests and was a director of DDS UK.

         C. On August 29, 2002, DDS UK and DDS US entered into an agreement pursuant to which DDS UK granted to DDS US an exclusive license to the Technology in North America, South America, Central America, and the Caribbean (excluding Cuba); DDS US paid DDS UK US$500,000 and issued to DDS UK 3,500,000 shares of common stock of DDS US; DDS UK represented that it had all rights to grant the license; DDS US agreed to purchase machines which embody the Technology from DDS UK and DDS UK agreed to sell such machines to DDS US at a price equal to DDS UK's cost.

      D. Under the August 29, 2002 agreement, DDS UK was entitled to nominate one director to the board of directors of DDS US and in August 2002, Manola became a director of DDS US as DDS UK's nominee, with full fiduciary, regulatory and statutory obligations.

      E. Effective January 6, 2003, DDS UK and DDS US entered into an amendment to the August 29, 2002 agreement pursuant to which the parties agreed that the proper legal name of the licensor was D.D.S. Technologies, Ltd. rather than DDS Technology, Inc. and the geographic area of the license was extended to include Africa and DDS US paid DDS UK an additional US$200,000 and issued and additional 500,000 shares of DDS US common stock.

      F. A dispute has arisen among the Parties and the Parties desire to resolve their dispute upon the terms set forth herein.

      G. DDS US has commenced litigation (the "Litigation") against Manola, DDS UK, HEC, HSF, Intel and Lo Fiego in order to resolve their dispute relating to
(i) the ownership of the technology described in the application for the Patent,
(ii) the accounting for the funds paid by DDS US to HSF and (iii) various related matters.

      H. DDS US, DDS UK, HEC, HSF, Intel, Lo Fiego and Zapparoli have entered into an Amended and Restated Memorandum of Understanding dated as of the 31st day of July, 2004.

      I. Manola is the beneficial owner of 60% of the equity interests in DDS
UK.

      NOW, THEREFORE, the Parties intending to be legally bound hereby agree as follows:

      1. HSF shall pay Manola 100,000 euros upon Manola's execution of this Memorandum, his confirmation that he has taken and will take such actions as necessary to confirm ownership of the Patent in HSF, and such other matters as DDS US and HSF may reasonably require from Manola in order to give effect to this Memorandum.



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

         2. Manola acknowledges and agrees that DDS UK has no interest in the Patent or the related intellectual property or Technology and confirms that the conveyances previously executed by him on behalf of DDS UK were valid and binding in all respects. To the extent necessary or appropriate, Manola shall take all necessary and desirable actions, to the extent not previously effectuated, to cause the ownership of the Patent and all related intellectual property and Technology to be transferred to HSF, free and clear of any claim or lien, and shall have delivered to HSF evidence reasonably satisfactory to HSF confirming that HSF is the owner of the Patent and such related intellectual property and technology free and clear of any claim or lien. Manola acknowledges, understands and agrees that the Patent and all related rights will be transferred to DDS US.

         3. Subject to the provisions of Section 2, DDS US will execute and deliver to Manola a general release on behalf of DDS US, its officers and directors, affiliates and shareholders releasing Manola from the claims DDS US has alleged against him in the Litigation. Manola will execute and deliver a reciprocal release in favor of DDS US.

         4. Subject to the provisions of Section 2, DDS US will send engineers and technicians to visit Tecalit and Manola will devote such time and efforts as are deemed necessary by DDS US in order to fully train the engineers and technicians in the use of the Technology and the design and operation of the machines incorporating the Technology.

         5. Manola will take all necessary and desirable actions to vote all shares of DDS UK beneficially owned by him and take such other actions as may be required to give effect to the transactions contemplated by this Memorandum.

         6. Manola will take all necessary and desirable actions to transfer to and confirm ownership by, and possession of, DDS US of two of the three prototype machines incorporating the Technology, including the multi-tasking machines in Marani and Poggio Rusco, free and clear of any claim or lien.



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

         7. Each Party hereto confirms that it has the full right, power and authority to enter into this agreement on behalf of itself or in the capacity in which it is signing, has had the benefit of legal counsel, and has been fully advised on the legal consequences of this Memorandum.

         8. This Memorandum of Understanding shall be binding upon the Parties hereto and their respective successors and assigns.

         9. This Memorandum may be executed in counterparts.

         10. This Memorandum shall be governed by and construed in accordance with the laws of the State of Florida.

         11. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Eleventh Judicial Circuit of the State of Florida and of the United States District Court for the Southern District of Florida, Miami Division in either case sitting in Miami-Dade County, Florida. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Memorandum of Understanding.

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

      IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Memorandum of Understanding as of the day and year first above written.


Haras Engineering Corp.             DDS Technologies USA, Inc.


By: /s/ Luigi Mameli                By: /s/ Spencer L. Sterling
   ----------------------------        ----------------------------
Name: Luigi Mameli                  Name: Spencer L. Sterling
Title: Vice President               Title: President and Chief Executive Officer


High Speed Fragmentation B.V.       Intel Trust S.A.


By: /s/ Roberto Mameli              By: /s/ Roberto Mameli
   ----------------------------        ----------------------------
Name:  Roberto Mameli               Name:  Roberto Mameli
Title:  Director                    Title:


                                    Umberto Manola


                                    /s/ Umberto Manola
                                    -------------------------------


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